UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2011

Strategic Hotels & Resorts, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Madison Street, Suite 1700, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(312) 658-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 29, 2011, Strategic Hotels & Resorts, Inc. (the “Company”) and its president and chief executive officer, Laurence S. Geller, entered into the Strategic Hotels & Resorts, Inc. Value Creation Plan Normal Unit Distributions Deferral Election and Deferral Program (the “Deferral Program”). Pursuant to the Deferral Program, Mr. Geller elected to defer up to 50% of the “Normal Unit Distributions” (as such term is defined in the Company’s Value Creation Plan) that may be paid pursuant to the Company’s Value Creation Plan currently contemplated to be paid in cash within 30 days after the end of each 2012 calendar quarter and to have such Normal Unit Distributions instead be converted into stock units (the “Stock Units”) on the basis of the fair market value of a share of common stock of the Company (the “Common Stock”) at the time the Normal Unit Distributions would otherwise have been paid. Each Stock Unit under the Deferral Program will be converted on a one-for-one basis into a share of Common Stock on January 2, 2014 or if earlier, upon a change of control of the Company or the first business day of the calendar month following six months after Mr. Geller’s termination of employment. The Deferral Program is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Deferral Program is qualified in its entirety by reference to the full text of the Deferral Program.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Strategic Hotels & Resorts, Inc. Value Creation Plan Normal Unit Distributions Deferral Election and Deferral Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 6, 2011

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Paula Maggio
	Name:	Paula Maggio
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Strategic Hotels & Resorts, Inc. Value Creation Plan Normal Unit Distributions Deferral Election and Deferral Program